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Exhibit 10.12

AGREEMENT

        This Agreement made as of the 19th day of October, 2004, by and between Friendly Ice Cream Corporation, a Massachusetts corporation (the "Company"), and                         ("Employee").

        WHEREAS, Employee is an executive of the Company, currently serving as its                        ;

        WHEREAS, the Board of Directors (the "Board") of the Company believes that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Employee to the company without distraction notwithstanding the fact that the Company could be subject to a change of control, although no such transaction is currently being negotiated, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company; and

        WHEREAS, in consideration for Employee agreeing to continue in employment with the Company, agreeing to keep Company information confidential and not to compete with the Company in the event Employee's employment is terminated and providing the Company with a release of any potential claims, the Company agrees that Employee shall receive a similar release from the Company and the compensation set forth in this Agreement as a cushion against the financial and career impact on Employee in the event Employee's employment with the Company is terminated without cause if there is a change of control.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Definitions.

        "Affiliate" shall have the respective meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

        "Base Compensation" shall mean the sum of (i) the annualized base rate of salary being paid to Employee in all capacities with the Company, and its Affiliates, as reported for Federal income tax purposes on Form W-2, together with any and all salary reduction authorized amounts under any of the Company's benefit plans or programs, on the last day of the preceding calendar year, or if higher, the actual date of the Change of Control, and (ii) the Executive's average bonus for the preceding three (3) calendar years.

        "Board" shall mean the Board of Directors of the Company.

        "Cause" shall mean (1) misappropriation of funds, (2) habitual insobriety or substance abuse, (3) conviction of a crime involving moral turpitude, or (4) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on business, operations, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole.

        "Change of Control" means the occurrence of any of the following events with respect to the Company:

        (i)    any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company;

        (ii)   during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

        (iii)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company to any person or group of persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act)(other than to any Wholly Owned Subsidiary of the Company);

        (iv)  the Company merges or consolidates with or into another Person or another Person merges with or into the Company, and in any such case, the securities of the Company that are outstanding immediately prior to such transaction and that represent 100% of the voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities of the Company are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee; or

        (v)   the adoption of a plan of liquidation of the Company.

        [Hopkins Only: (vi) the Company ceases to manage or operate a retail sales component of its business operations.]

        For purposes of the definition of Change of Control, the term "Permitted Holders" means Donald N. Smith and/or the Company's then existing senior management and their respective Affiliates. The term "Voting Stock" of the Company means all classes of capital stock of the Company then outstanding and normally entitled to vote in the election of directors.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Severance Period" shall mean the [two (2) years for Cutter and Hoagland, one (1) year for Green, Hopkins, Pastore, Rusinko and Ulrich] period after Employee's Termination of Employment.

        "Termination Date" shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

        "Termination of Employment" shall mean the termination of Employee's active employment relationship with the Company.

        "Termination following a Change of Control" shall mean a Termination of Employment within two years after a Change of Control either:

        (i)    initiated by the Company for any reason other than (x) Employees' continuous illness, injury or incapacity for a period of six consecutive months or (y) for "Cause" or

        (ii)   initiated by Employee upon one or more of the following occurrences:

    (A)
    any failure of the Company to comply with and satisfy any of the terms of this Agreement;

    (B)
    any significant reduction by the Company of the authority, duties, reporting responsibilities or job responsibilities of Employee;

    (C)
    any removal by the Company of Employee from the employment grade, compensation level or officer positions which Employee holds as of the effective date hereof except in connection with promotions to higher office;

    (D)
    the requirement that Employee undertake business travel to an extent substantially greater than is reasonable and customary for the position Employee holds; or

    (E)
    the moving of the principal office of the Company to which Employee is assigned by more than 50 miles from its location on the date of this Agreement.

        2.    Notice of Termination.    Any Termination of Employment shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 16 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific reasons for the termination, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Employee's employment, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

        3.    Severance Compensation upon Termination.    Subject to the provisions of Section 10 hereof and the paragraph of this Section 3, in the event of Employee's Termination following a Change of Control, Employee shall be entitled to receive the following payments and benefits from the Company:

          (a)   Within 15 days after the Termination Date, Employee shall receive a lump sum cash payment equal to (i) the Employee's Base Compensation times the number of years in the Severance Period; plus (ii) a pro-rated amount of the annual incentive bonus that Employee would have received for the year of termination. The pro-rated bonus shall be computed as 100% of the Employee's average bonus three (3) calendar years preceding the Employee's Termination of Employment, multiplied by a fraction (x) the numerator of which is the number of days in such year preceding Employee's Termination Date, and (y) the denominator of which is 365.

          (b)   The Company shall continue to provide benefits under the Company's then current health plan for Employee and his spouse or dependents for the Severance Period on the same basis as if Employee had continued to be employed during that period, or pay Employee cash in lieu of such coverage in an amount equal to Employee's after-tax cost of continuing such coverage.

          (c)   During the Severance Period, the Company shall reimburse Employee for the cost of outplacement assistance services, which shall be provided by an outplacement agency selected by Employee. The Company shall reimburse Employee within 15 days following the date on which the Company receives proof of payment of such expense.

        Notwithstanding the foregoing, no such payments or benefits shall be provided unless Employee executes, and does not revoke, an effective written release, complying with all state and federal requirements (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Employee's employment by the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Employee participated and under which Employee has accrued or become entitled to a benefit) or the termination thereof. On the day following the expiration of the revocation period for the Release, the Company shall provide Employee with a mutual release releasing Employee from any and all claims arising out of Employee's employment with the Company.

        4.    Other Payments and Indemnifications.    The payment due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Employee under any other plan, policy or program of the Company except that Employee shall not receive any benefits under any other severance plan of the Company. In addition, Employee shall continue to be covered by any policy of insurance providing indemnification rights for service as an officer and director of the Company and to all other rights to indemnification provided by the Company, in each case at least as favorable as applicable to him on the date of this Agreement.

        5.    Enforcement.

          (a)   In the event that the Company shall fail or refuse to make payment of any amounts due Employee under Section 3, 4 and 10 hereof with the respective time periods, provided therein, the Company shall pay to Employee, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Section 3, 4, and 10, as appropriate, until paid to Employee, at the rate from time to time announced by Bank of America, N.A. as its "prime rate" plus 2%, each change in such rate to take effect on the effective date of the change in such prime rate.

          (b)   It is the intent of the parties that Employee not be required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, the Company shall pay Employee on demand the amount necessary to advance to or reimburse Employee in full for all expenses (including all attorneys' fees and legal expenses) incurred by Employee in attempting to enforce any of the obligations of the Company under this Agreement, without regard to outcome.

        6.    No Mitigation.    Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

        7.    Non-exclusivity of Rights.    Except as provided in Section 4, nothing in this Agreement shall prevent or limit Employee's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which Employee may qualify.

        8.    No Set-Off.    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others.

        9.    Taxes.    Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

        10.    Certain Increases in Payment.

          (a)   Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, Employee shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence (or, if greater, the state and locality in which Employee is required to file a nonresident income tax return with respect to the Payment) on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

          (b)   All determinations to be made under this Section 10 shall be made by the Company's independent public account immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Employee within ten days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Employee. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

          (c)   Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Employee knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

    (i)
    give the Company any information reasonably requested by the Company relating to such claim;

    (ii)
    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

    (iii)
    cooperate with the Company in good faith in order to effectively contest such claim; and

    (iv)
    permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided further, however, that if the Company directs Employee to pay such claim and sue for a refund the Company shall advance the amount of such payment to Employee, on an interest-fee basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d)   If, after the receipt by Employee of an amount advanced by the Company pursuant to this Section, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to this Section, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify

  Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (e)   All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

        11.    Confidential Information.    Employee recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and will continue to have access to confidential information of the Company and its Affiliates, including, without limitation, information and knowledge pertaining to the products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figureS, customer and client lists, and relationships between the Company and its Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates ("Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of Employee or except as may be required by law or in a judicial or administrative proceeding. In the event that Employee is required to disclose any of the Company's Confidential Information, Employee shall provide reasonable notice to the Company and shall provide reasonable cooperation with any efforts of the Company to oppose such disclosure.

        12.    Non-Competition.

          (a)   During his employment by the Company and for a period of one year thereafter unless acting with the prior written consent of the Board, Employee shall not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise in the family dining segment. Employee also shall not, directly or indirectly, during such period (a) solicit or divert business from, or attempt to convert any client, account or customer of the Company or any of its Affiliates, whether existing at the date hereof or acquired during Employee's employment nor (b) following Employee's employment, solicit or attempt to hire or hire any then employee of the Employer or of any of its Affiliates.

          (b)   The foregoing restriction shall not be construed to prohibit the ownership by Employee of less than five percent (5%) of any class of securities of any corporation in the family dining segment having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

        13.    Equitable Relief.

          (a)   Employee acknowledges that the restrictions contained in Sections 11 and 12 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Employee represents that his experience and capabilities are such that the restrictions contained in Section 12 hereof will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with this counsel.

          (b)   Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 11 or 12 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 11 or 12 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

          (c)   Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 11 or 12 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Hampden County, Massachusetts, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 16, hereof.

        14.    Term of Agreement.    The term of this Agreement shall be for three years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies Employee in writing that this Agreement will not be renewed at least sixty days prior to the end of the current term; provided, however, that (i) after a Change of Control during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied, and (ii) this Agreement shall terminate if, prior to a Change of Control, the employment of Employee with the Company or any of its Subsidiaries, as the case may be, shall terminate for any reason.

        15.    Successor Company.    The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as herein before defined and any such successor or successors to its business and/or assets, jointly and severally.

        16.    Notice.    All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier services, as follows:

        If to the Company, to:

    Friendly Ice Cream Corporation
    1855 Boston Road
    Wilbraham, MA 01095

        With a copy to:

    Office of the General Counsel
    Friendly Ice Cream Corporation
    1855 Boston Road
    Wilbraham, MA 01095

        If to Employee, to:

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change of Control, notice at the last address of the Company or to any successor pursuant to Section 16 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

        17.    Governing Law.    This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts without giving effect to any conflict of laws provisions.

        18.    Contents of Agreement, Amendment and Assignment.

          (a)   This Agreement supercedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee and approved by the Board and executed on the Company's behalf by a duly authorized officer; provided, however, that except as stated in Section 4, this Agreement is not intended to supercede or alter Employee's rights under any compensation, benefit plan or program, unless specifically modified hereunder, in which Employee participated and under which Employee retains a right to benefits. The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supercede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

          (b)   Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company.

          (c)   All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee and the Company hereunder shall not be assignable in whole or in part by the Company.

        19.    Severability.    If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

        20.    Remedies Cumulative; No Waiver.    No right conferred upon Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, including, without limitation, any delay by Employee in delivering a Notice of Termination pursuant to Section 2 hereof after an event has occurred which would, if Employee had resigned, have constituted a termination following a Change of Control pursuant to Section 1 of this Agreement.

        21.    Miscellaneous.    All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

Friendly Ice Cream Corporation
By:

Witness	Employee

Schedule to Change of Control Agreement Relating to Change of Control

        The following is a list of the Company's employees who are party to the Change of Control Agreement, the form of which is filed herewith:

    John L. Cutter
    Paul V. Hoagland
    Lawrence A. Rusinko
    Kenneth D. Green
    Gregory A. Pastore
    Garrett J. Ulrich
    Timothy B. Hopkins

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  Exhibit 10.12
AGREEMENT
Schedule to Change of Control Agreement Relating to Change of Control